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                                   EXHIBIT 2.4


                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


                  THIS AMENDMENT (this "Amendment"), dated April 8, 1998, amends the AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated November 17, 1997, by and between Peoples First Corporation, a Kentucky corporation having its principal office located in Paducah, Kentucky ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

                  Subject Company, Merger Subsidiary and Parent mutually desire to amend the Agreement, as provided below.

                  Capitalized terms used in this Amendment without definition have the meanings given them in the Agreement.


                  NOW, THEREFORE, in consideration of the above, the parties agree as follows:


         AMENDMENT OF SECTION 5.3. Section 5.3 of the Agreement is amended to read in its entirety as follows:

                  5.3      Capital Stock.

                           1. The authorized capital stock of Subject Company consists of: 30,000,000 shares of Subject Company Common Stock, of which 10,007,118 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 10,574,625 shares will be issued and outstanding at the Effective Time (exclusive of shares issued or issuable pursuant to the Stock Option Agreement); and 6,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully paid and nonassessable under the KBCA. None of the outstanding shares of capital stock of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company. As of the date of this Agreement, Subject Company has 150,671 shares of Subject Company Common Stock available for grant under the Subject Company Stock Plans, and there are options to purchase not more than 567,507 shares of Subject Company Common Stock outstanding.

                           2. Except as set forth in Section 5.3(a) of this Agreement, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding


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         Rights relating to the capital stock of Subject Company other than the
         Subject Company Rights.

         REAFFIRMATION OF OTHER TERMS AND CONDITIONS. Except as modified by this Amendment, all other terms and conditions of the Agreement, as in effect prior to the execution of this Amendment, shall remain in full force and effect and the same are hereby reaffirmed and ratified as if fully set forth herein.

                  IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                     PEOPLES FIRST CORPORATION



By: /s/ Eileen M. Duobinis-Gray         By:     /s/ Aubry W. Uppert
   ----------------------------                 --------------------------------
Title:  Secretary                       Title:  Chairman of the Board, President
      -------------------------                 & Chief Executive Officer
                                                --------------------------------

[CORPORATE SEAL]



ATTEST:                                     UNION PLANTERS CORPORATION



By: /s/ E. James House, Jr.             By: /s/ Jackson W. Moore
   ----------------------------             -----------------------------------
Title:  Corporate  Secretary                    Jackson W. Moore
   ----------------------------         Title:  President & Chief
                                                Operating Officer
                                            -----------------------------------

[CORPORATE SEAL]



ATTEST:                                     UNION PLANTERS HOLDING CORPORATION



By:  /s/ E. James House, Jr.            By:  /s/ Jackson W. Moore
   ----------------------------                 -------------------------------
Title:     Secretary                             Jackson W. Moore
   ----------------------------         Title:   President
                                                 ------------------------------


[CORPORATE SEAL]